Exhibit 4.9

Power of Attorney Agreement

This Power of Attorney Agreement (this “POA”) has been executed by and among the following Parties on April 14, 2020:

Party A:                  Qing Wutong Co., Ltd. (“WFOE”), a wholly foreign owned enterprise established and existing under the laws of the People’s Republic of China (“China”);

Party B:                  Yan Cui, a Chinese individual whose ID number is [REDACTED];

Party C:                  Yishui (Shanghai) Information Technology Co., Ltd. (“Shanghai Yishui”), a limited liability company established and existing under the laws of China.

In this Agreement, each of Party A, Party B and Party C shall be referred to as a “Party” respectively, and they shall be collectively referred to as the “Parties”.

Whereas:

1.              As of the execution date of this POA, Party B holds 33% of the equity interests in Shanghai Yishui (“Party B Equity Interests”).

Now therefore, the Parties have reached the following agreement:

Party B hereby irrevocably authorizes the WFOE to exercise the following rights relating to Party B Equity Interests during the term of this POA:

1.                                     Party A is hereby authorized to act on behalf of Party B as Party B’s exclusive agent and attorney with respect to all matters concerning Party B Equity Interests, including without limitation to: 1) attend shareholders’ meetings of Shanghai Yishui; 2) exercise all the shareholder’s rights and shareholder’s voting rights Party B is entitled to under the laws of China and Shanghai Yishui’s articles of association, including but not limited to the sale or transfer or pledge or disposition of Party B Equity Interests in part or in whole; and 3) designate and appoint on behalf of Party B the legal representative (chairperson), the director, supervisor, the chief executive officer and other senior management members of Shanghai Yishui.

2.                                     Party A or its designated persons (the “Attorney”), shall perform the obligations to the extent authorized by this POA. All the actions associated with Party B Equity Interests conducted by Party A shall be deemed as Party B’s own actions, and all the documents related to Party B Equity Interests executed by Party A shall be deemed to be executed by Party B.  Party B hereby ratifies and approves those actions and/or documents by Party A. Party B shall recognize and undertake the responsibilities for any legal consequences arising from the exercise of the aforementioned entrustment rights by the Attorney.

3.                                     For the purpose of exercising the entrustment rights under this POA, the Attorney has the right to be informed of the operation, business, customers, finance, employees and other relevant information of Shanghai Yishui and to review relevant materials of Shanghai Yishui. Shanghai Yishui shall fully cooperate with the Attorney.

4.                                     At any time during the term of this POA, in the event that the grant or exercise of the rights under this POA is unable to be achieved for any reason (except for default by Party B or Shanghai Yishui), the Parties shall immediately seek alternative solutions which shall be the most similar ones to the provisions thereunder, and execute a supplementary agreement if necessary to modify or amend the terms of this POA to ensure the purpose of this POA will be achieved.

Subject to the general principle that the rights authorized by this POA shall not be limited, Party A shall be entitled and authorized to enter into the transfer agreement as required by the Exclusive Option Agreement on behalf of Party B ( Party B being one party of the agreement as required) and perform the terms of Share Pledge Agreement and the Exclusive Option Agreement to which Party B is a party.

Party A is entitled to re-authorize or assign its rights related to the aforesaid matters to any other person or entity at its own discretion and without giving prior notice to Party B or obtaining consent from Party B.

So long as Party B is a shareholder of Shanghai Yishui, this POA and authorization under this POA shall be irrevocably and continuously valid and effective from the date of its execution.

During the term of this POA, Party B hereby disclaims all the rights associated with Party B Equity Interests, which have been authorized to Party A through this POA, and shall not exercise such rights by Party A itself.

Party A herby represents and warrants that prior consent by Party A’s executive director or board of directors shall be obtained before it exercises the foregoing rights related to Party B Equity Interests. Without such consent or ratification by Party A’s executive director or board of directors, the exercise of the right by Party A shall be invalid from the beginning. And Party A shall indemnify Party B for all the losses incurred from such exercise.

In the event of any dispute with respect to the construction and performance of this Agreement, the Parties shall first resolve the dispute through friendly negotiations. In the event the Parties fail to reach an agreement on the dispute within 30 days after either Party’s request to the other Parties for resolution of the dispute through negotiations, either Party may submit the relevant dispute to China International Economic and Trade Arbitration Commission (CIETAC) for arbitration, in accordance with its then effective arbitration rules. The arbitration shall be conducted in Beijing, and the language used in arbitration shall be Chinese. The arbitration award shall be final and binding on all Parties.

This POA is written in Chinese in three copies with equal legal validity.

[The space below is intentionally left blank.]

[Signature Pages to Power of Attorney Agreement]

Party A:

Qing Wutong Co., Ltd.

By:	/s/ Yan Cui
Name:	Yan Cui
Title:	Legal Representative

[Signature Pages to Power of Attorney Agreement]

Party B:

By:	/s/ Yan Cui
Name:	Yan Cui

[Signature Pages to Power of Attorney Agreement]

Party C:

Yishui (Shanghai) Information Technology Co., Ltd

By:	/s/ Jing Gao
Name:	Jing Gao
Title:	Legal Representative